As filed with the Securities and Exchange Commission on April 14, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ETERNA THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)
Delaware	2836	31-1103425
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(212) 582-1199
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Matthew Angel
Chief Executive Officer and President
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(212) 582-1199
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Drew M. Altman, Esq.
Win Rutherfurd, Esq.
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
(305) 579-0500
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 14, 2023
Eterna Therapeutics Inc.
2,930,237 Shares of Common Stock
This prospectus relates to the offer and sale from time to time of up to 2,930,237 shares of our common stock, $0.005 par value per share (“common stock”), by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”).
The shares included in this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus and the date of the satisfaction of the conditions to the Selling Stockholder’s purchase obligations (the “Commencement Date”) as set forth in the common stock purchase agreement we entered into with Lincoln Park on April 5, 2023 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Selling Stockholder has committed to purchase from us, at our direction, up to $10,000,000 million of shares of our common stock, subject to the terms and conditions specified in the Purchase Agreement. The shares registered pursuant to this prospectus also include 73,659 shares of common stock that we issued to the Selling Stockholder concurrently with our execution of the Purchase Agreement as consideration for its irrevocable commitment (the “Commitment Shares”) to purchase shares of our common stock under the Purchase Agreement at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section titled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.
We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $10,000,000 in aggregate gross proceeds from sales of our common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.
The Selling Stockholder may sell or otherwise dispose of the common stock described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the common stock being registered pursuant to this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
We will pay the expenses of registering under the Securities Act the offer and sale of the common stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. See “Plan of Distribution”.
Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” On April 13, 2023, the closing price of our common stock was $3.29.
INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2023.

About This Prospectus
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. Under this prospectus, the Selling Stockholder may, from time to time, sell shares of our common stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholder. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.
The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholder has authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
On October 17, 2022, we effected a 1-for-20 reverse split of our common stock. Unless otherwise indicated, all share and per-share figures contained in this prospectus have been adjusted to give effect to the reverse split.

PROSPECTUS SUMMARY
This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.
Unless the context otherwise requires, all references in this prospectus to the “Company,” “Eterna,” “we,” “our,” “ours,” and “us” refer to Eterna Therapeutics Inc.
Overview
We are a life science company committed to realizing the potential of mRNA cell engineering to provide patients with transformational new medicines. We have in-licensed a portfolio of over 100 patents covering key mRNA cell engineering technologies, including technologies for mRNA cell reprogramming, mRNA gene editing, the NoveSliceTM and UltraSliceTM gene-editing proteins, and the ToRNAdoTM mRNA delivery system, which we collectively refer to as our “mRNA technology platform.” We plan to develop and advance a pipeline of therapeutic products, both internally and through strategic partnerships, with the near-term focus on deploying our mRNA technology platform through strategic partnerships. We license our mRNA technology platform from Factor Bioscience Limited under an exclusive license agreement.
Purchase Agreement with the Selling Stockholder
On April 5, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase from us up to an aggregate of $10.0 million of shares of common stock, subject to certain limitations and conditions, from time to time over the term of the Purchase Agreement. In connection with the Purchase Agreement, we entered into a Registration Rights Agreement, dated April 5, 2023 (the “Registration Rights Agreement”), with the Selling Stockholder, pursuant to which we agreed to file with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act, the shares of our common stock that have and may be issued to the Selling Stockholder under the Purchase Agreement.
This prospectus covers the sale or other disposition by the Selling Stockholder of up to 2,930,237 shares of common stock, consisting of (i) 73,659 Commitment Shares and (ii) up to 2,856,578 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement.
We do not have the right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of the Selling Stockholder’s control, have been satisfied, including that the SEC has declared effective the registration statement of which this prospectus is a part (the “Commencement Date”). Thereafter, we may, from time to time and at our sole discretion for a period that ends on the 24-month anniversary of the Commencement Date (the “Maturity Date”), on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.50 per share, direct the Selling Stockholder to purchase up to 30,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $1,000,000 per purchase (each such purchase, a “Regular Purchase”). The maximum number of shares the Company may sell to the Selling Stockholder in a Regular Purchase may be increased by certain amounts to up to 90,000 shares, with the applicable maximum share limit determined by whether the closing sale price per share of common stock as reported on The Nasdaq Capital Market on the applicable purchase date for such Regular Purchase equals or exceeds certain minimum price thresholds set forth in the Purchase Agreement. In addition, the Selling Stockholder has committed to purchase other “accelerated amounts” or “additional accelerated amounts” under certain circumstances, as described in more detail in “The Lincoln Park Transaction.” We will control the timing and amount of any sales of our common stock to the Selling Stockholder under the Purchase Agreement. The purchase price of the shares of our common stock that may be sold to the Selling Stockholder in Regular Purchases under the Purchase Agreement will be based on the market price of our common stock at or preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. Following the satisfaction of conditions for the commencement of sales under the Purchase Agreement, we may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement, other than a prohibition on our entering into any “equity line of credit” or “at-the-market offering” other than an at-the-market offering through one or more registered broker-dealer(s) acting as agent(s) or other similar offering until the earlier of (i) the ninety-first (91st) calendar day after the effective date of any termination of the Purchase Agreement and (ii) the later of (A) the 24-month anniversary of the date of the Purchase Agreement and (B) the Maturity Date. For additional information see “The Lincoln Park Transaction”.
Corporate Information
Eterna Therapeutics Inc. was incorporated under the laws of Delaware in 1984. We changed our name from our initial name Alroy Industries, Inc. to NTN Communications, Inc. in 1985, to NTN Buzztime, Inc. in 2005, to Brooklyn ImmunoTherapeutics, Inc. in 2021 and to Eterna Therapeutics Inc. on December 20, 2022. Our principal executive office is located at 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141, and our telephone number is (212) 582-1199. We maintain a website at www.eternatx.com. Information contained on or accessible through our website is not incorporated by reference and does not form a part of this prospectus.

The Offering
Common Stock Offered by the Selling Stockholder
Up to 2,930,237 shares of our common stock, consisting of:
•	73,659 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement; and
•
Up to 2,856,578 shares of our common stock we may issue and sell to Lincoln Park from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date in accordance with the Purchase Agreement.

Selling Stockholder
Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 21 of this prospectus.
Shares of Common Stock Outstanding Prior to This Offering
5,200,729 shares of common stock.
Shares of Common Stock Outstanding After This Offering
8,057,307 shares of common stock, assuming the sale of a total of 2,856,578 shares of common stock to the Selling Stockholder under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to the Selling Stockholder under the Purchase Agreement after the date of this prospectus.
Use of Proceeds
We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Stockholder. We may receive up to $10.0 million of aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to the Selling Stockholder pursuant to the Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation to sell to the Selling Stockholder under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Market for Our Shares of Common Stock
Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.”
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors,” commencing on page 6 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

The number of shares of common stock to be outstanding is based on 5,200,729 shares of common stock outstanding as of April 13, 2023 (which includes the 73,659 Commitment Shares) and excludes:
•	480,322 shares of our common stock issuable upon the exercise of stock options outstanding as of March 20, 2023, at a weighted-average exercise price of $41.40 per share;
•	4,712,757 shares of our common stock issuable upon the exercise of warrants outstanding as of March 20, 2023, at a weighted-average exercise price of $5.82 per share;
•	295,176 shares of our common stock reserved for future issuance under our Restated 2020 Stock Incentive Plan;
•	65,175 shares of our common stock reserved for future issuance under our 2021 Inducement Stock Incentive Plan;
•	1,312 shares of our common stock issuable upon the vesting of restricted stock units; and
•	6,504 shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock.
Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants or any issuance of shares under outstanding restricted stock units, in each case as described above.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.
Risks Related to this Offering
The issuance and sale of our common stock to the Selling Stockholder may cause dilution to our other stockholders and the sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.
On April 5, 2023, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $10.0 million of our shares of common stock. Upon the execution of the Purchase Agreement, we issued 73,659 Commitment Shares to the Selling Stockholder as consideration for its commitment to purchase our shares of common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over a 24-month period commencing after the Commencement Date. The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on market liquidity at the time, sales of such shares by the Selling Stockholder may cause the trading price of our common stock to fall.
We generally have the right to control the timing and amount of any future sales of our shares to the Selling Stockholder. Any sales of our common stock to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we sell shares to the Selling Stockholder, the Selling Stockholder may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. Therefore, our sales to the Selling Stockholder could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement or the actual gross proceeds resulting from those sales.
The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over an approximately 24-month period commencing on the Commencement Date.
We generally have the right to control the timing and amount of any sales of our shares of common stock to Lincoln Park under the Purchase Agreement, pursuant to which we may issue and sell up to $10.0 million of shares of common stock, subject to the conditions contained in the Purchase Agreement. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.
Moreover, although the Purchase Agreement provides that we may sell an aggregate of $10,000,000 of our common stock to Lincoln Park, only 2,930,237 shares of common stock are being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus is a part, consisting of (i) the 73,659 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement and (ii)  2,856,578 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.
If, after the Commencement Date, we elect to sell to the Selling Stockholder the 2,930,237 shares of common stock being registered for resale by Lincoln Park under this prospectus that are available for sale by us to the selling stockholder under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares of common stock by us to Lincoln Park may be substantially less than the $10,000,000 total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to Lincoln Park shares of common stock in excess of the Exchange Cap (as defined below) under the Purchase Agreement in order to receive aggregate gross proceeds equal to $10,000,000 under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of common stock under the Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Lincoln Park more than the 2,856,578 shares of our common stock that registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 2,930,237 shares of common stock being registered for resale by Lincoln Park under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and number of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and may therefore experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.
Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to Lincoln Park, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
We may not have access to the full amount available under the Purchase Agreement with Lincoln Park. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.
We may direct Lincoln Park to purchase up to $10,000,000 of shares of our common stock in a Regular Purchase from time to time under the Purchase Agreement over a 24-month period generally in daily amounts up to

30,000 shares of our common stock, which may be increased to up to 90,000 shares of our common stock depending on the closing sale price of our common stock at the time of sale, provided that Lincoln Park’s maximum purchase obligation under any single Regular Purchase shall not exceed $1,000,000. Moreover, under certain circumstances as set forth in the Purchase Agreement, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “Accelerated Purchases,” and “Additional Accelerated Purchases” (each as defined below) as set forth in the Purchase Agreement.
Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $10,000,000 over the term of the Purchase Agreement. We will need to seek stockholder approval before issuing more than the Exchange Cap limit of 1,024,901 shares of common stock under the Purchase Agreement, unless the average price per share of common stock for all shares of common stock sold by the Company to Lincoln Park under the Purchase Agreement equals or exceeds $3.6094 per share (representing the lower of the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of the common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of Commitment Shares to Lincoln Park in exchange for non-cash consideration), such that the Exchange Cap limitation would no longer apply to issuances and sales of common stock by the Company to Lincoln Park under the Purchase Agreement under applicable Nasdaq listing rules. In addition, Lincoln Park will not be required to purchase any shares of our common stock if such purchase would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Limitation (as defined below) of 4.99% of the outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business and financial position.
The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Assuming a purchase price of $3.29 (which represents the closing price of our common stock on April 13, 2023), the purchase by Lincoln Park of the entire 2,856,578 shares of common stock issuable under the Purchase Agreement and being registered for resale by Lincoln Park hereunder would result in gross proceeds to us of approximately $9,400,000. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure other sources of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 of shares of our common stock to Lincoln Park under the Purchase Agreement, we may still need additional capital to finance our future business plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities.
Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities, including preferred stock, common stock, convertible debt or warrants to acquire common or preferred stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results and liquidity. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.
Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	our dependence on in-licensed intellectual property;
•	our ability to enter into and sustain strategic partnerships with respect to the potential licensing of our intellectual property;
•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash, cash equivalents and investments;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	our intellectual property position and strategy;
•	developments relating to our competitors and our industry;
•	the impact of government laws and regulations; and
•	our ability to continue as a going concern.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE LINCOLN PARK TRANSACTION
General
On April 5, 2023, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement.
Also on April 5, 2023, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register under the Securities Act for resale by Lincoln Park up to 2,930,237 shares of common stock, consisting of (i) the 73,659 Commitment Shares that we previously issued to Lincoln Park on April 6, 2023 as consideration for its commitment to purchase shares of our common stock at our direction from time to time after the Commencement Date under the Purchase Agreement and (ii) up to 2,856,578 shares of our common stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.
We do not have the right to commence any sales of common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied on the Commencement Date, including that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC. From and after the Commencement Date, on any business day that we select as the purchase date therefor (subject to adjustment as set forth in the Purchase Agreement) on which the closing sale price of our common stock is not below $0.50 share (the “Floor Price”), we may, from time to time and at our sole discretion for a period of up to 24-months after the Commencement Date, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 30,000 shares of common stock (subject to adjustment as set forth in the Purchase Agreement) in a Regular Purchase, at a purchase price per share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to Lincoln Park on the purchase date for such Regular Purchase. The maximum share limit for a Regular Purchase shall be increased to higher share threshold amounts in the Purchase Agreement, up to a maximum share limit of 90,000 shares of common stock, with the applicable maximum share limit determined by whether the closing price for our common stock on the applicable purchase date exceeds certain price thresholds set forth in the Purchase Agreement, in each case, subject to adjustment for any recapitalization, non-cash dividend, forward or reverse stock split or other similar transactions as provided in the Purchase Agreement; however, Lincoln Park’s maximum purchase commitment in any single regular purchase may not exceed $1,000,000. The purchase price per share of common stock sold in each such Regular Purchase, if any, will be based on market prices of the common stock over a specified period immediately preceding the time of sale as computed under the Purchase Agreement.
In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price per share of common stock sold in each such Accelerated Purchase and Additional Accelerated Purchase, if any, will be based on market prices of the common stock on the applicable purchase dates for such Accelerated Purchases and Additional Accelerated Purchases as computed under the Purchase Agreement.
Under the applicable Nasdaq listing rules, in no event may we issue to Lincoln Park under the Purchase Agreement more than the Exchange Cap limit of 1,024,901 shares of our common stock, which number of shares is equal to 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) the Company first obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time the Company has issued shares of common stock equal to the Exchange Cap and at all times thereafter, the average price per share of common stock for all shares of common stock sold by the Company to Lincoln Park under the Purchase Agreement equals or exceeds $3.6094 per share (representing the lower of the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of the common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted under applicable Nasdaq rules to take into account the issuance of Commitment Shares to Lincoln Park for non-cash consideration), such that the Exchange Cap limitation would no longer apply to issuances and sales of common stock by the Company to Lincoln Park under the Purchase Agreement under applicable Nasdaq listing rules.

The Purchase Agreement also prohibits the Company from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than the Beneficial Ownership Limitation of 4.99% of the outstanding shares of common stock.
The Company will control the timing and amount of any sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Lincoln Park has no right to require the Company to sell any shares of common stock to Lincoln Park under the Purchase Agreement, but Lincoln Park is obligated to make purchases of common stock as the Company directs, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Neither we nor Lincoln Park may assign or transfer our respective rights and obligations under the Purchase Agreement without consent of the other party, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the Company or Lincoln Park.
Actual sales of shares of common stock by the Company to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.
As consideration for Lincoln Park’s commitment to purchase shares of common stock from us at our direction from time to time from and after the Commencement Date pursuant to the Purchase Agreement, promptly following our execution of the Purchase Agreement and the Registration Rights Agreement, we issued 73,659 Commitment Shares to Lincoln Park on April 6, 2023. All 73,659 Commitment Shares that we issued to Lincoln Park are included in the 2,930,237 shares of common stock being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus is a part.
As of April 13, 2023, there were 5,200,729 shares of common stock outstanding (which includes the 73,659 Commitment Shares we issued to Lincoln Park on April 6, 2023 in consideration of Lincoln Park’s obligation to purchase shares of our common stock at our direction under the Purchase Agreement), of which 1,119,903 shares were held by affiliates of the Company. Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $10,000,000, only 2,930,237 shares of common stock (73,659 of which represent the Commitment Shares that have been issued by us to Lincoln Park on April 6, 2023, for which we will receive no cash proceeds) are being registered for resale under the registration statement that includes this prospectus. If, in addition to the 73,659 Commitment Shares that are currently outstanding, all of the additional 2,856,578 shares of common stock offered for resale by Lincoln Park under this prospectus (without taking into account the 19.99% Exchange Cap limitation applicable to issuances and sales of common stock under the Purchase Agreement) were issued and outstanding as of April 13, 2023, such shares would represent approximately 35.45% of the total number of shares of our common stock outstanding, and approximately 41.18% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of April 13, 2023.
Purchases of Shares of our common stock under the Purchase Agreement
Regular Purchases
From and after the Commencement Date, on any business day that we select as the purchase date therefor on which the closing sale price of our common stock is not below the Floor Price (and provided all shares of common stock subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Regular Purchase in accordance with the Purchase Agreement), the Company may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 30,000 shares of common stock on such purchase date in a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to:
•	up to 40,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $4.50;
•	up to 50,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $5.00; and

•
up to 90,000 shares, provided that the closing sale price of the common stock on the applicable purchase date is not below $6.00 (each of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement).

In any case, however, Lincoln Park’s maximum purchase commitment in any single Regular Purchase may not exceed $1,000,000.
The purchase price per share of common stock sold in each such Regular Purchase, if any, will be equal to the lower of:
•	the lowest sale price for our common stock on the purchase date for such Regular Purchase; and
•
the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date for such Regular Purchase.

Accelerated Purchases
In addition to Regular Purchases described above, on any purchase date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases that we have effected under the Purchase Agreement prior to such purchase date, if any, have been received by Lincoln Park before we deliver notice to Lincoln Park for such Accelerated Purchase in accordance with the Purchase Agreement), we may, by written notice delivered by us to Lincoln Park simultaneously with such Regular Purchase notice for such corresponding Regular Purchase, direct Lincoln Park to purchase an additional amount of our common stock, which we refer to as an “Accelerated Purchase,” on the next business day following such purchase date for such corresponding Regular Purchase, which we refer to as the “Accelerated Purchase Date,” not to exceed the lesser of:
•
30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the “Accelerated Purchase Measurement Period”; and

•	300% of the number of shares of common stock purchased pursuant to the corresponding Regular Purchase.
The purchase price per share for the shares of common stock subject to an Accelerated Purchase will be equal to 96% of the lower of:
•	the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and
•	the closing sale price of our common stock on the applicable Accelerated Purchase Date.
Additional Accelerated Purchases
We may also direct Lincoln Park, by written notice delivered to Lincoln Park not later than 1:00 p.m., Eastern time, on an Accelerated Purchase Date (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases that we have effected under the Purchase Agreement, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, if any, have been received by Lincoln Park in accordance with the Purchase Agreement before we deliver notice to Lincoln Park for such Additional Accelerated Purchase), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an “Additional Accelerated Purchase,” of up to the lesser of:
•
30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

•	300% of the number of shares of common stock purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.
The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 96% of the lower of:
•	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and
•	the closing sale price of our common stock on the applicable same Accelerated Purchase Date.
We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, again provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.
In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase prices per share of common stock to be sold therein will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.
Suspension Events
“Suspension Events” under the Purchase Agreement include the following:
•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;
•
the de-listing of our common stock from The Nasdaq Capital Market, our principal market, or any nationally recognize successor thereto, unless our common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, or the OTCQX Best Market or the OTCQB Venture Market operated by OTC Markets Group Inc. (or any nationally recognized successors thereto);

•
the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

•
our breach of any of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five consecutive business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;
•	if at any time we are not eligible to transfer our common stock electronically; or
•
if at any time we have issued and sold under the Purchase Agreement an aggregate number of shares of common stock equal to the Exchange Cap (to the extent applicable under the terms of the Purchase Agreement) and our stockholders have not approved the issuance of shares of common stock under the Purchase Agreement in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules.

Lincoln Park does not have the right to terminate the Purchase Agreement upon the occurrence of any of the Suspension Events set forth above, all of which are outside of Lincoln Park’s control, although the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park in the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days. So long as a Suspension Event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a Suspension Event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
Prohibitions on Similar Transactions
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except the Company is prohibited, subject to certain exceptions, during the term of the Purchase Agreement or 90 days following the effective date of the termination of the Purchase Agreement, whichever occurs first, from effecting or entering into any agreement to effect an “equity line of credit”, “at-the-market offering” or other similar offering with another third party in which the Company may issue and sell common stock, from time to time over a certain period of time, at future determined prices based on the market prices of the common stock at the time of each such issuance and sale. The foregoing prohibition is subject to certain exceptions, including that we may issue shares of common stock in an “at-the-market offering” under Rule 415(a)(4) under the Securities Act exclusively through one or more registered broker-dealer(s) acting as our agent(s) pursuant to a written agreement between us and such registered broker-dealer(s).
Effect of Performance of the Purchase Agreement on Our Stockholders
All shares of our common stock being registered for resale hereunder which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24-months commencing on the date that the registration statement of which this prospectus is a part becomes effective.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. Sales of our common stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement. Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.
If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.
Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Lincoln Park to purchase shares of our common stock from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $10,000,000, only 2,930,237 shares of common stock (73,659 of which represent the Commitment Shares that have been issued by us to Lincoln Park on April 6, 2023, for which we will receive no cash proceeds) are being registered for resale under the registration statement that includes this prospectus. Therefore, only 2,856,578 of such shares of common stock represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. If after the Commencement Date we elect to sell to the selling stockholder all of the 2,856,578 shares of common stock being registered for resale under this prospectus that are available for sale by us to the selling stockholder in purchases under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $10,000,000 total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to Lincoln Park shares of common stock in excess of the Exchange Cap under the Purchase Agreement in order to receive aggregate gross proceeds equal to $10,000,000 in under the Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of common stock under the Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. Furthermore, if we elect to issue and sell to Lincoln Park more than the 2,856,578 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock, which the SEC must declare effective, in each case before we may elect to sell any such additional shares of our common stock. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 2,930,237 shares of common stock being registered for resale by Lincoln Park under this prospectus could cause additional substantial dilution to our stockholders.
The number of shares of common stock ultimately resold by Lincoln Park through this prospectus is dependent upon the total number of shares of common stock, if any, we elect to issue and sell to Lincoln Park under the Purchase Agreement from and after the Commencement Date and during the term of the Purchase Agreement. Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of up to 2,856,578 shares of our common stock (which excludes the 73,659 Commitment Shares that we issued to Lincoln Park on April 6, 2023, for which we will receive no cash proceeds) that we are registering hereby that we may issue and sell to Lincoln Park in the future under the Purchase Agreement at varying purchase prices from and after the Commencement Date:
Assumed Average Purchase Price Per Share	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of Common Stock After Giving Effect to the Sales to Lincoln Park(2)	Gross Proceeds from the Future Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$3.50	2,856,578	35.45%	$9,998,023
$3.6094(3)	2,770,544	34.76%	$10,000,000
$4.00	2,500,000	32.46%	$10,000,000
$4.50	2,222,222	29.94%	$10,000,000
$5.00	2,000,000	27.77%	$10,000,000
(1)
Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 2,930,237 shares of our common stock for resale under the registration statement of which this prospectus forms a part, including the 73,659 Commitment Shares that we issued to Lincoln Park on April 6, 2023 in consideration of Lincoln Park’s commitment to purchase shares of our common stock at our direction under the Purchase Agreement, for which received no cash proceeds. Therefore, only 2,856,578 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement. We have included in this column only the 2,856,578 shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement that are being registered for resale in the offering made by this prospectus (excluding the 73,659 Commitment Shares), giving effect to the Exchange Cap but without regard for the Beneficial Ownership Limitation.

(2)
The denominator is based on 5,200,729 shares of our common stock outstanding as of April 13, 2023 (which includes the 73,659 Commitment Shares), adjusted to include the number of shares of our common stock set forth in the adjacent column. The numerator is based on the number of shares of our common stock set forth in the adjacent column.

(3)	The Minimum Price.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of any common stock by the Selling Stockholder offered under this prospectus, but we will bear all fees and expenses incident to our obligation to register the shares of common stock being offered for resale hereunder by the Selling Stockholder.
We may receive up to $10.0 million in aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. The net proceeds, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, other than the Commitment Shares, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our restated certificate of incorporation, including the amendments thereto, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to our bylaws, in its entirety for a complete description of the rights and preferences of our capital stock.
Authorized and Outstanding Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share (the “preferred stock”). A total of 156,112 shares of preferred stock have been designated as Series A Convertible Preferred Stock. As of March 20, 2023, 5,127,070 shares of common stock were outstanding and 156,112 shares of Series A Convertible Preferred Stock were outstanding.
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.
Dividends
The holders of Series A Convertible Preferred Stock are entitled to receive cumulative dividends of $0.10 per share per annum, payable semiannually in equal installments of $0.05 per share on June 1 and December 1 of each year. After the requirements with respect to the preferential dividends of the preferred stock have been met, holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights
Holders of common stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. All of the shares of the common stock currently issued and outstanding are fully-paid and nonassessable.
Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects
Our restated certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.
Number of Directors; Vacancies
Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of the board. The board has the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removal of Directors
A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Action by Written Consent; Special Meetings
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Delaware Business Combination Statute
We are a Delaware corporation subject to Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation whose stock is listed on a national securities exchange or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:
•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;
•
the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

•
upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the “voting stock” (as defined in Section 203) of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•
the business combination is approved by the board of directors and by the stockholders (acting at a meeting and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not “owned” (as defined in Section 203) by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock, or other transaction resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.
Certificate of Incorporation and Bylaws
Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law; provided, that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by the board of directors, and (b) Article XI of the certificate of incorporation, provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.
The board may, by majority vote, amend or repeal our bylaws and may adopt new bylaws.
Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66-2/3% of the voting power of our company.
Exclusive Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the a state court located in the State of Delaware (or if no state court has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Listing on the Nasdaq Capital Market
The common stock is listed on The Nasdaq Capital Market under the symbol “ERNA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of up to 2,930,237 shares of our common stock, consisting of: (i) 73,659 Commitment Shares that we issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement and (ii) up to 2,856,578 shares of common stock that we have reserved for issuance and sale to Lincoln Park under the Purchase Agreement from time to time from and after the Commencement Date, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement.
We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on April 5, 2023 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to resales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of the shares of common stock included in this prospectus. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”
The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of April 13, 2023. The percentages of shares owned before and after the offering are based on 5,200,729 shares of common stock outstanding as of April 13, 2023, which includes the 73,659 Commitment Shares that we issued to Lincoln Park on April 6, 2023 following our execution of the Purchase Agreement on April 5, 2023. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the Selling Stockholder, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC(1)	73,659	1.42%	2,930,237	0	—
(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and the Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park Capital Fund, LLC is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents the 73,659 Commitment Shares that we issued to Lincoln Park on April 6, 2023 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our common stock beneficially owned prior to the offering all of the 2,856,578 shares of our common stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after commencement that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Limitation. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)
Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 2,930,237 shares of our common stock for resale under this prospectus, including the 73,659 Commitment Shares that we issued to Lincoln Park on April 6, 2023 as consideration for its commitment to purchase our common stock at our direction under the Purchase Agreement, for which we will receive no cash proceeds. Therefore, only 2,856,578 of such shares represent shares that we may issue and sell to Lincoln Park for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $10,000,000 available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.
(4)
Assumes the sale of all shares of our common stock registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at any particular time.

PLAN OF DISTRIBUTION
The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:
•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the shares of our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of shares of our common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by Lincoln Park.
We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus is a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $65,000.
We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities

Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Lincoln Park has represented to us that at no time prior to entering into the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives and affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.
Our common stock is currently listed on The Nasdaq Capital Market under the symbol “ERNA”.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, New York, NY.
EXPERTS
The consolidated financial statements as of and for the year ended December 31, 2022 of Eterna Therapeutics Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.
The audited consolidated financial statements as of and for the year ended December 31, 2021 of Eterna Therapeutics Inc. incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Marcum, LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023;
•	our Current Reports on Form 8-K, filed with the SEC on January 4, 2023, January 10, 2023, January 26, 2023, February 22, 2023, and April 11, 2023; and
•
the Company’s Registration Statement on Form 8-A filed with the SEC on October 22, 2021, in which there is described the terms, rights and provisions applicable to the shares of the Company’s common stock, including any amendment or report filed for the purpose of updating such description, including the description of the common stock filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on April 15, 2022.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Please direct requests to us at the following address:
Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(212) 582-1199
You may also access these filings on our website at www.eternatx.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.
Our website address is www.eternatx.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof (other than those filings with the SEC that we specifically incorporate by reference into the prospectus or any supplement to this prospectus).

Eterna Therapeutics Inc.
2,930,237 Shares of Common Stock

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.
Item	Amount to be paid
SEC registration fee	$5,000
Accounting fees and expenses	34,000
Legal fees and expenses	25,000
Miscellaneous fees and expenses	1,000
Total	$65,000
Item 14.	Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Our certificate of incorporation provides that we will indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. We may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification described herein does not limit our right to indemnify any other person for any such expense to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
The board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements each provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer. We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 15.	Recent Sales of Unregistered Securities.
We sold the securities described below within the past three years which were not registered under the Securities Act.
On April 26, 2021, we entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which we issued to Lincoln Park an aggregate of 56,387 shares of common stock from April 26, 2021 through May 18, 2021, of which (a) 2,802 shares of common stock were issued as consideration for Lincoln Park’s commitment to purchase shares of common stock under our April 26, 2021 purchase agreement, and (b) 53,585 shares were issued to Lincoln Park pursuant to the purchase agreement for an aggregate purchase price of $20.0 million.
On May 26, 2021, we entered into a purchase agreement with Lincoln Park pursuant to which we issued to Lincoln Park an aggregate of 121,213 shares of common stock from May 26, 2021 through September 20, 2021, of which (a) 2,500 shares of common stock were issued as consideration for Lincoln Park’s commitment to purchase shares of common stock under our May 26, 2021 purchase agreement, and (b) 118,713 shares were issued to Lincoln Park pursuant to the purchase agreement for an aggregate purchase price of $34.1 million.
On July 16, 2021, we entered into an acquisition agreement to acquire all of the outstanding equity interests of Novellus, Inc., which became our wholly owned subsidiary, and Novellus, Ltd. became our indirectly owned subsidiary. We also acquired 25% of the total outstanding equity interests of NoveCite, Inc. We delivered consideration that included 351,112 shares of common stock, which under the terms of the acquisition agreement were valued at a total of $102,000,000, based on a price of $290.51 per share. The closing of the transaction, including the issuance of the common stock, was held contemporaneously with the execution and delivery of the acquisition agreement.
On March 6, 2022, we entered into a securities purchase agreement with the selling stockholder identified in the prospectus that forms a part of this registration statement providing for the private placement of an aggregate of 342,857 units, each of which consisted of (i) one share of our common stock (or, in lieu thereof, one pre-funded warrant, each of which has an exercise price of $0.10 per share of common stock) and (ii) one common warrant, each of which has an exercise price of $38.20 per share of common stock, resulting in net proceeds of approximately $11 million. This registration statement registered the shares issued and sold pursuant to such securities purchase agreement, including the shares issuable upon exercise of the warrants sold to such selling stockholder in connection with the transaction.
On November 23, 2022, we entered into a securities purchase agreement with certain investors providing for the private placement of an aggregate of 2,184,950 units, each unit consisting of (i) one share of our common stock and (ii) two warrants, each exercisable to purchase one share of common stock at an exercise price of $3.28 per share, for an aggregate purchase price of approximately $7.7 million, consisting of $3.53 per unit (inclusive of $0.125 per warrant).
On April 5, 2023, we entered into a purchase agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase from us, at our direction, up to $10,000,000 million of shares of our common stock, subject to the terms and conditions specified in such purchase agreement. Pursuant to such purchase agreement, we issued to Lincoln Park 73,659 shares (the “Commitment Shares”) of common stock concurrently with our execution of the purchase agreement as consideration for its irrevocable commitment to purchase shares of our common stock thereunder, subject the terms and conditions contained therein. As of the date hereof, other than the Commitment Shares, we have not issued and sold any shares of common stock under such purchase agreement.
The securities described above were offered and sold pursuant to the exemption from the registration provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.
(b)	Financial Statement Schedules
No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.
Exhibit Index
2.1(a)
Agreement and Plan of Merger and Reorganization, dated August 12, 2020, by and among NTN Buzztime, Inc., BIT Merger Sub, Inc. and Brooklyn ImmunoTherapeutics LLC (incorporated by reference to Exhibit 2.1 to the Company’s proxy statement/prospectus on Form S-4/A, filed with the SEC on January 20, 2021).

2.2(a)
Agreement and Plan of Acquisition, dated as of July 16, 2021, by and among Brooklyn ImmunoTherapeutics, Inc., Brooklyn Acquisition Sub, Inc., Novellus LLC, Novellus, Inc., and the Sellers’ Representative (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 19, 2021).

3.1	Composite Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 20, 2023).

3.2	Certificate of Validation of the Company, filed on September 3, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 13, 2021).

3.3	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 11, 2022).

4.1	Specimen Stock Certificate evidencing shares of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed on April 30, 2021).

4.2
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on April 15, 2022).

4.3
Purchase Agreement, dated as of April 5, 2023, by and between Eterna Therapeutics Inc. and the purchaser party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 11, 2023).

4.4
Registration Rights Agreement, dated as of April 5, 2023, by and between Eterna Therapeutics Inc. and the purchaser party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 11, 2023).

4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 9, 2022).

4.6	Form of Common Stock Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 9, 2022).

4.7	Form of Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 5, 2022).

5.1*	Opinion of Greenberg Traurig, LLP.

10.1
Registration Rights Agreement, dated as of May 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.2
Registration Rights Agreement, dated as of July 16, 2021, by and among Brooklyn ImmunoTherapeutics, Inc. and the individuals and entities named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on July 19, 2021).

10.3
Purchase Agreement, dated as of May 26, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.4+	Brooklyn ImmunoTherapeutics, Inc. 2021 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.5+	Brooklyn ImmunoTherapeutics, Inc. Restated 2020 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed on September 13, 2021).

10.6
Agreement to Assign Space Lease dated March 5, 2022 between Brooklyn ImmunoTherapeutics, LLC and Regen Lab USA LLC (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on June 30, 2022).

10.7
Assignment and Assumption of Lease dated March 25, 2022 between Brooklyn ImmunoTherapeutics, LLC and Regen Lab USA LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on June 30, 2022).

10.8+
Amended and Restated Executive Employment Agreement, dated as of May 10, 2022, by and between Brooklyn ImmunoTherapeutics, Inc. and Andrew Jackson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 31, 2022).

10.9
Torrey Pines Science Center Lease, dated March 31, 2022, between Brooklyn ImmunoTherapeutics, Inc. and Torrey Pines Science Center Limited Partnership (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2022).

10.10
Master Services Agreement, dated September 9, 2022, by and between Factor Bioscience Inc. and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 15, 2022).

10.11
Securities Purchase Agreement, dated as of November 23, 2022, by and among Eterna Therapeutics Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 25, 2022).

10.12+
Angel Offer Letter, dated December 30, 2022, by and among Eterna Therapeutics Inc. and Dr. Matthew Angel (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on January 4, 2023).

10.13 (c)
Exclusive License Agreement, dated February 20, 2023, by and between Factor Bioscience Limited and Eterna Therapeutics Inc (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2023).

10.14
Exclusive License Agreement, dated as of April 26, 2021, between Factor Bioscience Limited, Novellus Therapeutics Limited and Eterna Therapeutics (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 30, 2021).

10.15
First Amendment to Exclusive License Agreement, dated November 22, 2022, by and among Eterna Therapeutics Inc., Eterna Therapeutics LLC, Novellus Therapeutics Limited and Factor Bioscience Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 22, 2022).

10.16+
Separation Agreement and General Release, dated May 25, 2022, by and between Eterna Therapeutics Inc. and Howard J. Federoff (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 31, 2022).

10.17
Third Amended and Restated Exclusive License Agreement, dated November 1, 2020, by and between Factor Bioscience Limited and Novellus Therapeutics Limited (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2022).

10.18+
Separation Agreement and General Release, dated August 24, 2022, by and between Eterna Therapeutics Inc and Kevin D’Amour (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A, filed on September 1, 2022).

10.19
Sublease Agreement, dated October 18, 2022, by and between E.R. Squibb & Sons, LLC and Eterna Therapeutics Inc. (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K, filed on March 20, 2023).

10.20
Option Agreement, dated October 8, 2022, by and between Exacis Biotherapeutics, Inc. and Eterna Therapeutics Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 14, 2022).

10.21
Lease Termination Agreement, dated November 30, 2022, by and between Torrey Pines Science Center Limited Partnership and Eterna Therapeutics Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K, filed on March 20, 2023).

10.22
Registration Rights Agreement, dated as of December 2, 2022, by and among Eterna Therapeutics Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 5, 2022).

10.23
First Amendment to Lease Termination Agreement, dated December 29, 2022, by and between Torrey Pines Science Center Limited Partnership and Eterna Therapeutics Inc. (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K, filed on March 20, 2023).

10.24
Registration Rights Agreement, dated as of April 26, 2021, between Eterna Therapeutics Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 30, 2021).

10.25
Purchase Agreement, dated as of April 26, 2021, between Eterna Therapeutics Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 30, 2021).

10.26
Securities Purchase Agreement, dated as of March 6, 2022, by and between Brooklyn ImmunoTherapeutics, Inc. and the purchaser party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 9, 2022).

10.27
Registration Rights Agreement, dated as of March 6, 2022, by and between Brooklyn ImmunoTherapeutics, Inc. and the purchaser party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on March 9, 2022).

16.1	Marcum, LLP letter dated January 24, 2022 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on January 24, 2022).

16.2	Marcum, LLP letter dated April 19, 2022 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on April 19, 2022).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed on March 20, 2023).

23.1*	Consent of the Independent Registered Accounting Firm, Grant Thornton LLP.

23.2*	Consent of the Independent Registered Accounting Firm, Marcum LLP.

23.3*	Consent of Greenberg Traurig, LLP. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

107*	Filing Fee Table
*	Filed herewith
+	Management contract or compensatory plan.
(a)
Pursuant to Item 601(b)(2) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.

(b)	Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts on this 14th day of April, 2023.
ETERNA THERAPEUTICS INC.

By:	/s/ Andrew Jackson
Name:	Andrew Jackson
Title:	Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Matthew Angel and Andrew Jackson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Name	Title	Date

/s/ Matthew Angel	Chief Executive Officer, President and Director (Principal Executive Officer)	April 14, 2023
Matthew Angel

/s/ Andrew Jackson	Chief Financial Officer (Principal Financial Officer)	April 14, 2023
Andrew Jackson

/s/ Sandra Gurrola	Vice President of Finance (Principal Accounting Officer)	April 14, 2023
Sandra Gurrola

/s/ Charles Cherington	Chairman of the Board of Directors	April 14, 2023
Charles Cherington

/s/ Gregory Fiore	Director	April 14, 2023
Gregory Fiore

/s/ Nicholas Singer	Director	April 14, 2023
Nicholas Singer

/s/ William Wexler	Director	April 14, 2023
William Wexler